CONNECTICUT MUTUAL INVESTMENT ACCOUNTS, INC.

                         ARTICLES SUPPLEMENTARY


     Connecticut Mutual Investment Accounts, Inc., a Maryland corporation (the "Corporation"), having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Corporation's Articles of Incorporation, the Board of Directors has duly divided and re-classified three billion (3,000,000,000) shares of the Class A Common Stock of each of the series as set forth below of common stock of the Corporation into Class B Common Stock and has provided for the issuance of such class as follows:

[S]


                                              Number of       Number of
Series                                      Class A Shares  Class B Shares
                                            --------------  --------------

Liquid Account                                 250,000,000               0

Government Securities Account                  200,000,000      50,000,000

Income Account                                 200,000,000      50,000,000

Total Return Account                           200,000,000      50,000,000

Growth Account                                 200,000,000      50,000,000

CMIA National Municipals Account               200,000,000               0

CMIA California Municipals Account             200,000,000               0

CMIA Massachusetts Municipals Account          200,000,000               0

CMIA New York Municipals Account               200,000,000               0

CMIA Ohio Municipals Account                   200,000,000               0

CMIA LifeSpan Capital Appreciation Account     200,000,000      50,000,000

CMIA LifeSpan Balanced Account                 200,000,000      50,000,000

CMIA LifeSpan Diversified Income Account       200,000,000      50,000,000


     SECOND:  The terms of each class of Common Stock are as set forth in
Article IV of the Articles of Amendment and Restatement of the Corporation.


IN WITNESS WHEREOF, Connecticut Mutual Investment Accounts, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on September 26, 1995

[S]


WITNESS:  CONNECTICUT MUTUAL
          INVESTMENT ACCOUNTS, INC.





By:  /S/ ANN F. LOMELI         By:   /S/DONALD H. POND
   ---------------------          ----------------------
      Ann F. Lomeli                   Donald H. Pond
      Secretary                       President


     THE UNDERSIGNED, President of Connecticut Mutual Investment Accounts, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

 /S/DONALD H. POND
-------------------
  Donald H. Pond
  President